As filed with the Securities and Exchange Commission on ___________, 2000
                                                      Registration No. 333-46192
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------



                        PRE-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933




                             COMMTOUCH SOFTWARE LTD.
             (Exact name of Registrant as specified in its charter)

              Israel                                    Not Applicable
 (State or other jurisdiction of                      (I.R.S. Employer
  incorporation or organization)                     Identification No.)

                                6 Hazoran Street
                      Poleg Industrial Park, P.O. Box 8511
                              Netanya 42504, Israel
                               011-972-9-863-6888
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           c/o Commtouch Software Inc.
                    James E. Collins, Chief Financial Officer
                               2029 Stierlin Court
                      Mountain View, California 94043-4655
                                 (650) 864-2000
            (Name, address and telephone number of agent for service)

                                   Copies to:
         Lior O. Nuchi                           Aaron M. Lampert
       Venrice R. Palmer                       Noga Devesceri Spira
     Irene Song Sharkansky                   Naschitz, Brandes & Co.
       McCutchen, Doyle,                         5 Tuval Street
      Brown & Enersen, LLP                   Tel Aviv 67897 Israel
       Three Embarcadero
    San Francisco, CA 94111


         Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


=============================== =========== ====================== =============================== =================
                                                   Proposed
     Title of Each Class                            Maximum                    Proposed
        of Securities          Amount to be      Offering Price            Maximum Aggregate            Amount of
      Being Registered          Registered        Per Unit(1)               Offering Price          Registration Fee
------------------------------- ----------- ---------------------- ------------------------------- -----------------
ordinary shares, NIS 0.05
nominal value per share......   4,000,000         $19.65625                 $78,625,000                $20,757
=============================== =========== ====================== =============================== =================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Company's ordinary shares as reported on the Nasdaq National Market System on September 13, 2000.

================================================================================

Commtouch Software Ltd.

4,000,000 Ordinary Shares

                                                               [GRAPHIC OMITTED]
--------------------------------------------------------------------------------

With this prospectus, we may offer up to 4,000,000 of our ordinary shares. We will provide specific terms for each offer and sale of the ordinary shares in supplements to this prospectus. You should read this prospectus and the relevant prospectus supplement carefully before investing in our ordinary shares. The ordinary shares are quoted on the Nasdaq National Market under the symbol "CTCH." On September 12, 2000, the closing sale price of the ordinary shares was $20.19 per share.

--------------------------------------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on page 7.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF ANYONE'S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is ______ , 2000.

                                TABLE OF CONTENTS

                                                                            Page
                                                                           ----

Summary...................................................................  4
Risk Factors..............................................................  7
Use of Proceeds........................................................... 21
Dilution.................................................................. 22
Description of Share Capital.............................................. 23
Shares Eligible for Future Sale........................................... 27
Plan of Distribution...................................................... 29
Legal Matters............................................................. 32
Experts................................................................... 32
Where You Can Find More Information....................................... 32
Information Incorporated by Reference..................................... 33
Enforceability of Civil Liabilities....................................... 34



--------------------------------------------------------------------------------

                                     SUMMARY



Unless otherwise indicated, all references in this prospectus to "Commtouch," "the Company," "we," "us" or "our" are to Commtouch Software Ltd. or its wholly-owned subsidiaries, Commtouch Inc., Commtouch (UK) Ltd, Commtouch Latin America, Inc. and Commtouch kk (Japan). Except as set forth in the Consolidated Financial Statements and the Notes thereto incorporated by reference herein, or as otherwise indicated, all information in this prospectus assumes the issuance of 415,802 ordinary shares upon the assumed net exercise at an assumed share price of $20.19 per share share of an in-the-money warrant to purchase 1,136,000 ordinary shares issued to Go2Net, Inc. at an exercise price of $12.80 per share.

Commtouch

We are a leading global provider of outsourced integrated Web-based email and messaging solutions to businesses. Our solutions are flexible, highly customizable and enable us to satisfy the unique email and messaging needs of our customers worldwide. Our customers are large and small businesses who offer our Web-based email through their websites to their end users and employees.

Email is one of the most widely used applications on the Internet and has become a primary platform for business and personal communication. According to Forrester Research, over 80% of Internet users access their email while online, making this activity the most popular use of the Internet. International Data Corporation estimates that at the end of 1999 there were over 180 million emailboxes in the United States and over 130 million outside of the United States. IDC projects that by the end of 2003, these numbers will increase to over 280 million emailboxes in the United States and over 305 million emailboxes outside the United States.

As of June 30, 2000, we had over 300 global  customers.  We serve  approximately
17.1 million active emailboxes.Our comprehensive Web-based email and messaging solutions offer the following benefits:

         o Extensive email features. Our services are easy to use, and include a broad set of email capabilities, including a highly integrated contact book and calendar.

         o Ability to support hundreds of millions of emailboxes. Our system architecture and software platform have been designed to support hundreds of millions of emailboxes across millions of domains while maintaining a highly reliable service.

         o Customization. Our customers use our proprietary customization tool to make the look and feel of their Web-based email interface consistent with their own brand image.

         o Rapidly deployable and cost-effective solutions. Our solutions can be quickly implemented and can save our customers the significant costs of developing and maintaining an email service in-house.

         o        Extensive  language  capabilities.   Our  email  services  are
                  available in 25 languages. Additionally, we can support more than one language on any of our customers' websites.

         o Increased website usage. We believe that our services increase the frequency and duration of users' visits to our customers' websites.

         o Online marketing capabilities. Our customers and third parties selling goods and services online can leverage our services and the demographic information of our end users to conduct one-to-one direct marketing and targeted advertising campaigns.


Because we have a limited operating history as a Web-based email service provider, it is difficult to evaluate our business and prospects. We commenced operations in 1991, but we began commercially selling Web-based email services only in 1998 after changing our strategic focus from sale and service of stand-alone email client software products for mainframe and personal computers. This change required us to adjust our business processes and to restructure Commtouch to become a Web-based email service provider. We incurred net losses of approximately $3.5 million in 1997, $4.4 million in 1998 and $19.9 million in 1999. As of June 30, 2000, we had an accumulated deficit of approximately $49.9 million. We have not achieved profitability in any period, and we expect to continue to incur net losses for the foreseeable future.

Office Location

Our principal executive offices are located at 6 Hazoran Street, Poleg Industrial Park, Netanya 42504, Israel, where our telephone number is 011-972-9-863-6888, and 2029 Stierlin Court, Mountain View, California 94043-4655, where our telephone number is (650) 864-2000. Our website addresses are www.commtouch.com and www.zzn.com. The information contained on our websites is not a part of this prospectus.

The Offering

Ordinary shares offered ............................  4,000,000 shares
Ordinary shares outstanding after the offering .....  20,198,028 shares
Use of proceeds ....................................  Expansion of sales and marketing activities;
                                                      capital expenditures;
                                                      expansion of research and
                                                      development activities;
                                                      expansion of international
                                                      operations; working
                                                      capital and other general
                                                      corporate purposes. See
                                                      "Use of Proceeds."

NASDAQ National Market Symbol ......................  CTCH

--------------

Except as set forth in the Consolidated Financial Statements and the Notes thereto incorporated by reference in this prospectus and as otherwise specified, all information in this prospectus is based on the number of shares outstanding as of June 30, 2000, and:

         o assumes the issuance of 415,802 ordinary shares upon the assumed net exercise at an assumed share price of $20.19 per share of the in-the-money warrant to purchase 1,136,000 ordinary shares issued to Go2Net, at an exercise price of $12.80 per share;

         o assumes the issuance of 104,246 ordinary shares issuable upon exercise of options granted to executive officers and directors within 60 days of June 30, 2000 at a weighted average exercise price of $12.05 per share.

         o        with  respect to  financial  information,  is reported in U.S.
                  dollars;

and does not include:

         o 2,118,119 ordinary shares issuable to employees and consultants upon exercise of outstanding options under our stock option plans and stock option agreements as of June 30, 2000 at a weighted average exercise price of $22.38 per share; and

         o 1,942,509 ordinary shares available for future grant or issuance under our stock option and stock purchase plans as of June 30, 2000.

                               RECENT DEVELOPMENTS


On November 2, 2000, we announced our definitive agreement to acquire Wingra Technologies, a private company which is the leader in providing messaging integration and migration solutions for large enterprises. To complete the acquisition, which is anticipated to close in the fourth quarter of 2000, we will issue approximately 1.25 million of our ordinary shares. For nearly ten years Wingra has developed products and services for large corporations and government agencies to enable disparate email and messaging systems to communicate with one another and to ease the process of migration to outsourced solutions. Wingra's portfolio of migrations tools and integration expertise enables any enterprise, large and small, to migrate from one email system to another or perform seamless standard-based migrations such as POP to POP and IMAP to IMAP. ("POP," or "Post Office Protocol," and "IMAP," or "Internet Mail Application Protocol," are standards for passing electronic mail from one email system to another.) The combined company will offer the full suite of Wingra's enterprise products and services, including: Enterprise Migrator(TM), EZ Migrator(TM), Missive(TM), and NetJunction(TM) and will continue to support all major email platforms including Lotus cc:Mail, Lotus Notes, Microsoft Mail, Microsoft Exchange, Novell Group Wise, and HP OpenMail. Wingra has established itself as the migration expert, serving large corporations directly and through a number of strategic partnership arrangements. Wingra will operate as a wholly-owned subsidiary of Commtouch and will continue to provide its products and services through its varied partnership channels.


                                  RISK FACTORS

You should carefully consider the following risk factors before you decide to buy our ordinary shares. You should also consider the other information in and incorporated by reference into this prospectus. If any of the following risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our ordinary shares to decline, and you could lose part or all of your investment.

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, beliefs, expectations and intentions. In some cases, you can identify forward-looking statements by our use of words such as "expects," "anticipates," "believes," "intends," "plans," "seeks" and "estimates" and similar expressions. You will find forward-looking statements under the captions "Summary," "Risk Factors," "Use of Proceeds," and elsewhere in this prospectus and the information incorporated by reference into this prospectus. Our actual results, levels of activity, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus and the information incorporated by reference into this prospectus.

Risks Relating to the Company


We Have A History Of Losses And May Never Achieve Profitability.


We incurred net losses of approximately $3.5 million in 1997, $4.4 million in 1998 and $19.9 million in 1999. As of June 30, 2000, we had an accumulated deficit of approximately $49.9 million. We have not achieved profitability in any period, and we expect to continue to incur net losses for the foreseeable future.

We Have Recently Shifted Our Business Model To Take Advantage Of The Revenue Opportunities In The Corporate Outsourcing Market.


In recent months, we have started to sell our outsourced email and messaging services into the corporate market. We cannot predict whether our ability to penetrate the corporate outsource market will be successful in generating higher revenues. There is a potential for slower than anticipated revenue growth because the corporate market for outsourced email and messaging services is nascent, adoption rates may not achieve expectations, the sales cycle may be longer, and the demands of our customers may differ.


Our Future Email Services Revenues Are Unpredictable And Our Quarterly Operating Results May Fluctuate And Fluctuations Could Adversely Affect The Value Of Your Investment.


Because we have a limited operating history in the provision of Web-based email services and because of the emerging nature of the markets in which we compete, our revenue is unpredictable. Our current and future expense levels are to a large extent fixed. We may be unable to adjust spending quickly to compensate for any revenue shortfall, and any significant revenue shortfall would have an immediate negative effect on our results of operations and stock price.

A number of factors, many of which are enumerated in this "Risk Factors" section, are likely to cause fluctuations in our operating results. Other factors which may cause such fluctuations include:

         o the size, timing and fulfillment of orders for our email services;

         o the receipt or payment of irregular or nonrecurring revenues or expenses;

         o our mix of service offerings, including our ability to successfully implement new services;

         o        pricing of our services; and

         o        effectiveness of our customer support.


Because of these factors, period-to-period comparisons of our operating results are not a good indication of our future performance.

We Have Recently Changed Our Fee Structure And Cannot Predict The Effect This Change Will Have On Our Future Revenues.


In recent months we have moved from a pricing strategy based primarily on a share of advertising revenues with a minimum annual service fee to one based primarily on charging a per-emailbox fee with a minimum annual commitment fee.

We cannot predict whether this new pricing strategy, or any other pricing strategy we develop from time to time, will generate higher and more predictable revenues.


If The Market For Our Web-Based Email Services Does Not Grow Rapidly, We Will Fail To Generate Revenues.


Our success will depend on the widespread acceptance and use of Web-based email by our customers. The market for Web-based email services is new and rapidly evolving. If the market for Web-based email fails to grow or grows more slowly than we currently anticipate, our business will suffer dramatically.

Even If Our Email Services Are Successful With Our Customers, We May Not Derive Revenue From The Users Of The Emailboxes, Which Would Prevent Our Business From Growing.


We plan to derive revenue from these email users primarily by charging our customers per-emailbox fees for our email services, as well as by selling access to email users to direct marketing services and from the sale of advertisements that the email users will see. If one or more of these revenue sources is not successful, we will not succeed. Our existing and potential customers may not be willing to pay for our email services. Advertisers and direct marketers may not accept email as a means of placing advertisements and conducting direct marketing and email users may not want to receive direct marketing materials.

Our ability to generate revenues from emailboxes also depends on regular use by customers, which may fail to occur.


We Depend On Our Customer Relationships, Which Are Based On Relatively Short Term, Nonexclusive Agreements, And The Loss Of One Or More Customers Could Harm Our Business.


Our customer agreements generally can be terminated for any or for no reason after the first year, or in some cases earlier. They are non-exclusive and do not restrict customers from introducing competing services. Loss of one or a few key customers could damage our reputation and hurt our ability to develop new relationships. Revenues from MyPoints, a permission based email service company, represented 11% of our revenues in 1999. Revenues from TargetMail, a permission based email marketing company, represents 19% of our Revenues for the quarters ended June 30, 2000. Customers may provide us with a large number of users but pay a relatively small minimum annual service fee.

We Have Many Established Competitors Who Are Offering The Same Or Similar Services And We Will Not Be Able To Compete Effectively Against Them If They Provide Superior Services At Better Prices.


The market for Web-based email services is intensely competitive and we expect it to be increasingly competitive. Increased competition could result in pricing pressures, reduced operating margins and loss of market share, any of which could cause our business to suffer.

We compete directly with Web-based email service providers, including Critical Path, Mail.com and USA.NET, as well as with companies that develop and maintain in-house email solutions. In addition, companies such as Software.com currently offer email software products to ISPs, web hosting companies, web portals and corporations. Also, in the future, ISPs, web hosting companies and outsourced application companies may broaden their service offerings to include outsourced email. These and other companies could potentially leverage their existing capabilities and relations to enter the email service industry by redesigning their system architecture, pricing and merketing strategies to sell through to the entire market.

Furthermore, numerous small-scale email providers offer low-cost basic services, but without scalable systems or value-added functionality. The ability of competitors to offer a broader suite of complementary services may give them a considerable advantage over us.

Competition is likely to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. In the future, as we expand our service offerings, we may encounter increased competition in the development and delivery of these services. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships on more favorable terms. Certain of our competitors may offer services at or below cost.


We Are Experiencing Rapid Internal Growth Which Has And Likely Will Strain Our Management Resources.


We recently began to expand our operations rapidly and intend to continue this expansion. The number of our employees increased from 45 on December 31, 1998 to 214 on December 31, 1999. This expansion has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. To manage any further growth, we will also need to improve or replace our existing operational, customer service and financial systems, procedures and controls.

The Loss Of Our Key Employees Would Adversely Affect Our Ability To Manage Our Business, Therefore Causing Our Operating Results To Suffer And The Value Of Your Investment To Decline.

Our success depends on the skills, experience and performance of our senior management and other key personnel, many of whom have worked together for only a short period of time. The loss of the services of any of our senior management or other key personnel, including Gideon Mantel, our Chief Executive Officer, Isabel Maxwell, the President of our United States subsidiary, and Amir Lev, our President and Chief Technical Officer, could materially and adversely affect our business. We do not have employment agreements with any of our senior management or other key personnel. We cannot prevent them from leaving at any time. We do not maintain key-person life insurance policies on any of our employees. Generally, we have no non-competition agreements with key employees.

Although We Are A Leading Global Provider In Our Particular Field Of Outsourced, Web-Based Email, We Are A Relatively Small Competitor In The Electronic Messaging Industry As A Whole. As A Result, We May Not Have The Resources To Adapt To The Changing Technological Requirements And The Shifting Consumer Preferences Of Our Industry.


The Internet messaging industry is characterized by rapid technological change, changes in end user requirements and preferences, and the emergence of new industry standards and practices that could render our existing services and proprietary technology obsolete. Our success depends, in part, on our ability to continually enhance our existing email and messaging services and to develop new services, functions and technology that address the increasingly sophisticated and varied needs of our prospective customers. The development of proprietary technology and necessary service enhancements entails significant technical and business risks and requires substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments. We may not be able to use new technologies effectively or adapt our services to customer or end user requirements or emerging industry standards. Also, we must be able to act more quickly than our competition.


We Rely On The Integrity Of Our Network Security, Which May Be Susceptible To Breaches That Could Harm Our Reputation And Business.


A fundamental requirement for online communications is the secure transmission of confidential information over public networks. Third parties may attempt to breach our security or that of our customers. Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be liable to our customers and their end users for any breach in our security, including claims for impersonation or other similar fraud claims, as well as claims for other misuses of personal information. Also, such a breach could harm our reputation and consequently our business. We may also be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach.

In addition, the Federal Trade Commission and several states have been investigating some Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced, if our privacy practices are investigated or if our privacy policies are viewed unfavorably by users or potential users.

We May Have Liability For Email Content.


As a provider of email services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted via email. We could be exposed to liability with respect to this content. Some foreign governments, such as the government of Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. Any such liability could damage our reputation and hurt our business and operating results, or could result in criminal penalties.


Governmental Regulation And Legal Uncertainties Could Impair The Growth Of The Internet And Decrease Demand For Our Services Or Increase Our Cost Of Doing Business.


There are currently few laws and regulations directly applicable to the Internet and commercial email services. However, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyright, antitrust, distribution and characteristics and quality of products and services. Further, the growth and development of the market for email may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. The adoption of additional laws or regulations, or the application of existing laws or regulations to the Internet, may impair the growth of the Internet or commercial online services. This could decrease the demand for our services and increase our cost of doing business, or otherwise harm our business and operating results.

Due to the global nature of the Web, it is possible that, although our transmissions currently originate in California, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The European Union recently adopted a directive addressing data privacy that may result in limits on the collection and use of user information.

On October 20, 1999, The Federal Trade Commission issued the final rule to implement the Children's Online Privacy Protection Act of 1998 ("COPPA"). The main goal of the COPPA and the rule is to protect the privacy of children using the Internet. As of April 21, 2000, certain commercial websites and online services directed to, or that knowingly collect information from, children must obtain parental consent before collecting, using, or disclosing personal information from children under 13. The COPPA regulations could reduce our ability to engage in direct marketing. The cost to the Company of complying with the new requirements is not known and such cost may have a material effect upon operating results or financial condition.


Our Directors, Executive Officers And Principal Shareholders Will Be Able To Exert Significant Influence Over Matters Requiring Shareholder Approval And Could Delay Or Prevent A Change Of Control.


Our directors and  affiliates of our directors,  our executive  officers and our shareholders  who  currently  own  over  five  percent  of our  ordinary  shares beneficially own approximately 30% of our outstanding ordinary shares. Immediately following the offering, they will own approximately 20% of our outstanding ordinary shares. If they vote together, these shareholders will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control of Commtouch.

Go2Net and Vulcan Ventures beneficially own approximately 10.6% of our outstanding ordinary shares (assuming exercise of the Go2Net warrant on a net exercise basis). Vulcan Ventures is a significant shareholder of Go2Net. Accordingly, Go2Net and Vulcan Ventures will be able to significantly influence and possibly exercise control over most matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control. Go2Net and Vulcan also have the right to name one director to our Board as long as they continue to hold at least 620,022 shares, including the shares issuable upon exercise of the Go2Net warrant. They have named Thomas Camp to the Board under this provision. In addition, conflicts of interest may arise as a consequence of Go2Net's control relationship with us, including:

         o conflicts between Go2Net and Vulcan Ventures, as significant shareholders, and our other shareholders, whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions;

         o conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by Go2Net, on the other hand; or

         o conflicts related to existing or new contractual relationships between us, on the one hand, and Go2Net and its other affiliates, on the other hand.



Our Business And Operating Results Could Suffer If We Do Not Successfully Address The Risks Inherent In The Expansion Of Our International Operations.


At present, we have offices in the United States, Israel and the United Kingdom. We intend to continue to expand into international markets and to spend significant financial and managerial resources to do so. We have limited experience in international operations and may not be able to compete effectively in international markets. The Company will face risks inherent in conducting business internationally, such as:

         o difficulties and costs of staffing and managing international operations;

         o        fluctuations in currency exchange rates;

         o        imposition of currency exchange controls;

         o        differing technology standards;

         o export restrictions, including export controls relating to encryption technologies;

         o difficulties in collecting accounts receivable and longer collection periods;

         o        unexpected changes in regulatory requirements;

         o        political and economic instability;

         o        potentially adverse tax consequences; and

         o        potentially  reduced  protection  for  intellectual   property
                  rights.

Any of these factors could adversely affect the Company's international operations and, consequently, business and operating results. Specifically, failure to successfully manage international growth could result in higher operating costs than anticipated or could delay or preclude altogether the Company's ability to generate revenues in key international markets.


Risks Relating To Operations In Israel

We Have Important Facilities And Resources Located In Israel, Which Has Historically Experienced Severe Economic Instability And Military And Political Unrest.


We are incorporated under the laws of the State of Israel. Our principal research and development facilities are located in Israel. Although substantially all of our sales currently are being made to customers outside Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel. Any major hostilities involving Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could significantly harm our business, operating results and financial condition.

Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980's, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. In addition, Israel and companies doing business with Israel have been the subject of an economic boycott by the Arab countries since Israel's establishment. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or expansion of our business.

Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, we cannot predict whether or in what manner these problems will be resolved.

Our Results Of Operations May Be Negatively Affected By The Obligation Of Key Personnel To Perform Military Service.


In addition, certain of our officers and employees are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time. We cannot predict the effect of these obligations on Commtouch in the future. Our operations could be disrupted by the absence for a significant period of one or more of our officers or key employees due to military service.


Because A Substantial Portion Of Our Revenues Are Generated In U.S. Dollars, While A Significant Portion Of Our Expenses Are Incurred In New Israeli Shekels, Our Results Of Operations May Be Adversely Affected By Inflation And Currency Fluctuations.


We generate a substantial portion of our revenues in U.S. dollars but incur a significant portion of our expenses, principally salaries and related personnel expenses, in New Israeli Shekels, commonly referred to as NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the dollar or that the timing of any devaluation may lag behind inflation in Israel. If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected.

Our operations also could be adversely affected if we are unable to guard against currency fluctuations in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the NIS. These measures, however, may not adequately protect us from material adverse effects due to the impact of inflation in Israel.


Israeli Courts Might Not Enforce Judgments Rendered Outside Of Israel And It Might Therefore Be Difficult For An Investor To Recover Any Judgment Against Any Of Our Officers Or Directors Resident In Israel.


Certain of our officers and directors named in this prospectus reside outside of the United States. Therefore, you might not be able to enforce any judgment obtained in the U.S. against us or any of such persons. You might not be able to bring civil actions under U.S. securities laws if you file a lawsuit in Israel. We have appointed Commtouch Inc., our U.S. subsidiary, as our agent to receive service of process in any action against us arising out of this offering. We have not given our consent for our agent to accept service of process in connection with any other claim and it may therefore be difficult for an investor to effect service of process against us or any of our non-U.S. officers, directors and experts relating to any other claims. If a foreign judgment is enforced by an Israeli court, it will be payable in Israeli currency.

Provisions Of Israeli Law May Delay, Prevent Or Make Difficult An Acquisition Of Commtouch, Which Could Prevent A Change Of Control And Therefore Depress The Price Of Our Stock.


Israeli corporate law regulates mergers, votes required to approve mergers and acquisitions of shares through tender offers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israel tax considerations may make potential transactions unappealing to us or to some of our shareholders.


The New Israeli Companies Law Imposes Substantial Duties On Shareholders And May Cause Uncertainties Regarding Corporate Governance.


The new Israeli Companies Law, which became effective on February 1, 2000, has brought about significant changes to Israeli corporate law. The new law includes provisions imposing substantial duties on certain controlling and non-controlling shareholders. In addition, there may be uncertainties regarding corporate governance in some areas. These uncertainties will persist until this new law has been adequately interpreted, and these uncertainties could inhibit takeover attempts or other transactions and inhibit other corporate decisions.


                         -------------------------------


You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.


                                 USE OF PROCEEDS

We intend to use the proceeds of this offering for the following:

     o   expansion of our sales and marketing activities;

     o capital expenditures, including purchase of equipment, primarily for our hosting facilities;

     o   expansion of research and development activities;

     o   expansion of our international operations; and

     o   working capital and other general corporate purposes.

The amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash generated by our operations and the market response to the introduction of any new service offerings. In addition, we may use a portion of the net proceeds of this offering from time to time to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise. Accordingly, our management will retain broad discretion as to the use and allocation of the net proceeds of this offering. Pending the above uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities.

                                    DILUTION

Our net tangible book value as of June 30, 2000 was $78.8 million or $5.02 per ordinary share. Net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of ordinary shares outstanding at that date. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of ordinary shares in the offering made hereby and the net tangible book value per ordinary share immediately after the completion of this offering. After giving effect to the sale of 4,000,000 ordinary shares by Commtouch in this offering (at an assumed public offering price of $20.19 per share and after deducting our estimated offering expenses), and assuming an estimated 415,802 ordinary shares issuable upon the net exercise of an in-the-money warrant held by Go2Net to purchase 1,136,000 ordinary shares at an exercise price of $12.80, the pro forma net tangible book value of Commtouch at June 30, 2000 would have been $158.5 million, or $7.88 - per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $2.86 per share to the existing shareholders and an immediate dilution of $12.31 per share to new investors purchasing ordinary shares in this offering. The following table illustrates this per-share dilution:


Assumed offering price per share.............................           $20.19
Net tangible book value per share as of
  June 30, 2000..............................................           $ 5.02
Increase in pro forma as adjusted net
tangible book value per share attributable
to this offering.............................................             7.41
Decrease in pro forma as adjusted net tangible
book value per share attributable to the
exercise of the in-the-money
warrant held by Go2Net.......................................            (0.12)
Pro forma as adjusted net net tangible book
value per share after the offering...........................             7.88
                                                                        --------
Dilution per share to new investors..........................           $12.31


The above table assumes no exercise of options after June 30, 2000. As of June 30, 2000, there were outstanding options to purchase a total 2,118,119 ordinary shares under our stock option plans and option agreements with our employees and consultants, and executive officers and directors, at a weighted average exercise price of $22.38 per share, and 1,942,509 ordinary shares available for future grant under our stock option grants. If all of these outstanding options had been exercised on June 30, 2000, our pro forma net tangible book value on that date would have been $205.9 million, or $9.27 per share, the increase in net tangible book value per share attributable to the existing investors would have been $4.25 per share and the dilution in net tangible book value to new investors would have been $10.92 per share.

We entered into a strategic relationship with Go2Net simultaneously with the closing of our initial public offering, reflected in a Customized Web-Based Email Service Agreement. As part of this transaction, we issued to Go2Net a warrant to purchase up to 1,136,000 ordinary shares at an exercise price of $12.80 per share. This warrant is exercisable at any time until it expires on July 16, 2004. We agreed to register these shares, the warrant and the shares issuable upon exercise of the warrant with the Securities and Exchange Commission and the registration statement relating to those securities became effective on January 7, 2000. Exercise of the warrant will cause existing investors significant dilution. In the future, we may have to issue in-the-money warrants to acquire our ordinary shares to customers who provide us with a large base of potential end users. The issuance of in-the-money warrants and the grant of more favorable terms to customers may further dilute our shareholders, increase our operating loss in the future and cause our stock price to fall.

In addition, we may need additional capital which may dilute existing shareholders. We believe that our existing capital resources will enable us to maintain our current and planned operations for at least the next 12 months.
However, we may be required to raise additional funds due to unforeseen circumstances. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated.



                          DESCRIPTION OF SHARE CAPITAL

Description of Shares

Set forth below is a summary of the material provisions governing our share capital. This summary is not complete and should be read together with our Memorandum of Association and Articles of Association, copies of which have been filed as exhibits to the Registration Statement of which this prospectus forms a part, subject to amendment of our Articles of Association from time to time.

As of June 30, 2000, our authorized share capital consisted of 40,000,000 ordinary shares, NIS 0.05 par value. As of June 30, 2000, there were 20,198,028 ordinary shares (assuming the net exercise of the Go2Net warrant and the exercise of directors' and executive officers' stock options) and no preferred shares issued and outstanding.

Description of Ordinary Shares

All issued and outstanding ordinary shares of Commtouch are, and the ordinary shares offered upon exercise of the Go2Net warrant when issued and paid for will be, duly authorized and validly issued, fully paid and nonassessable. The ordinary shares do not have preemptive rights. Neither our Memorandum of Association, Articles of Association nor the laws of the State of Israel restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except with respect to subjects of countries which are in a state of war with Israel.

Dividend and Liquidation Rights

The ordinary shares offered by this prospectus are entitled to their full proportion of any cash or share dividend declared from the date of this prospectus.

Subject to the rights of the holders of shares with preferential or other special rights that may be authorized, the holders of ordinary shares are entitled to receive dividends in proportion to the sums paid up or credited as paid up on account of the nominal value of their respective holdings of the shares in respect of which the dividend is being paid (without taking into account the premium paid up on the shares) out of assets legally available therefor and, in the event of our winding up, to share ratably in all assets remaining after payment of liabilities in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made, subject to applicable law. Our Board of Directors may declare interim dividends and recommend a final annual dividend only out of profits and in such amounts as the Board of Directors may determine. Declaration of the final annual dividend requires shareholder approval at a general meeting, which may reduce but not increase such dividend from the amount recommended by the Board of Directors.

In case of a share dividend, holders of shares can receive shares of a class whether such class existed prior thereto or was created therefor or shares of the same class that conferred upon the holders the right to receive such dividend.

Voting, Shareholder Meetings and Resolutions

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such rights may be affected by the future grant of any special voting rights to the holders of a class of shares with preferential rights. Once the creation of a class of shares with preference rights has been approved, the Board of Directors may issue preferred shares, unless the Board is limited from doing so by the Articles of Association or a contractual provision.

An annual general meeting must be held once every calendar year at such time (not more than 15 months after the last preceding annual general meeting) and at such place, either within or outside the State of Israel, as may be determined by the Board of Directors. The quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy and holding, or representing, more than one-quarter of the voting rights of the issued share capital. A meeting adjourned for lack of a quorum may be adjourned to the same day in the next week at the same time and place, or to such time and place as the Board of Directors may determine. At such reconvened meeting any two shareholders present in person or by proxy (and not in default under the articles) will constitute a quorum. Shareholder resolutions will be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting, in person or by proxy, and voting thereon.

Anti-Takeover Provisions Under Israeli Law

Under the Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required. The Companies Law provides that the articles of association of companies, such as ours, that were incorporated prior to February 1, 2000 are deemed to include a provision whereby the approval of a merger requires a majority of three quarters of those present and voting at a general meeting of shareholders. In addition, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies and at least seventy days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

The Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% shareholder of the company. This rule does not apply if there is already another 25% shareholder of the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of tender offer if as a result of the acquisition the purchaser would become a 45% shareholder of the company, unless someone else already holds a majority of the voting power of the company. These rules do not apply if the acquisition is made by way of a merger. Regulations promulgated under the Companies Law provide that these tender offer requirements do not apply to companies whose shares are listed for trading outside of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange on which the shares are traded, either:

         o there is a limitation on acquisition of any level of control of the company; or

         o the acquisition of any level of control requires the purchaser to do so by means of a tender offer to the public.

Finally, Israeli tax law treats specified acquisitions, including a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation.

Transfer of Shares and Notices

Fully paid ordinary shares are issued in registered form and may be transferred freely. Each shareholder of record is entitled to receive at least seven days' prior notice of shareholder meetings. A special resolution can be adopted only if shareholders are given 21 days' prior notice of the meeting at which such resolution will be voted on (unless all shareholders entitled to vote agree that the meeting may be held on a shorter notice period). For purposes of determining the shareholders entitled to notice and to vote at such meeting, the Board of Directors may fix the record date not exceeding 90 days prior to the date of any general meeting.

Modification of Class Rights

If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by our Articles of Association) may be modified or abrogated by Commtouch by a special resolution subject to the consent in writing of the holders of the issued shares of the class, or by the adoption of a special resolution passed at a separate general meeting of the holders of the shares of such class.




Description of Go2Net Warrant


In connection with the Customized Web-based Email Service Agreement entered into between Commtouch and Go2Net, Commtouch issued to Go2Net a fully vested, non-forfeitable, warrant to purchase 1,136,000 ordinary shares at a per-share exercise price of $12.80, subject to adjustment as provided in the warrant. The warrant is exercisable at any time until it expires on July 16, 2004. At Go2Net's option, the warrant is exercisable pursuant to a cashless exercise based on the average closing price of the ordinary shares for the five days preceding the exercise. The Company extended registration rights to Go2Net covering the warrant and the shares issuable upon exercise of the warrant and a registration statement relating to the resale of the shares and the warrant became effective on January 7, 2000. The holder of the warrant is required to avoid becoming a 10% or greater shareholder of the Company as a result of any exercise of the warrant.

The holder of the warrant is given the opportunity to profit from a rise in the market price of the ordinary shares and the warrant. The warrant includes provisions which adjust the exercise and price upon the occurrence of certain events which might otherwise dilute the value of the warrant.


Registration Rights

The holders of convertible preferred shares which were converted into 7,109,800 ordinary shares (the "Registrable Securities") upon effectiveness of the initial public offering, have certain rights to register those shares under the Securities Act. If requested by holders of a majority of the Registrable Securities after the second anniversary of the date of the initial public offering, Commtouch must file a registration statement under the Securities Act covering all Registrable Securities requested to be included by all holders of such Registrable Securities. Commtouch may be required to effect up to two such registrations. Commtouch has the right to delay any such registration for up to 120 days under certain circumstances, but not more than once during any 12-month period.

In addition, if Commtouch proposes to register any of its ordinary shares under the Securities Act other than in connection with a company employee benefit plan or a corporate reorganization pursuant to Rule 145 under the Securities Act, or a registration on any registration form that does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the holders of Registrable Securities may require Commtouch to include all or a portion of their shares in such registration, although the managing underwriter of any such offering has certain rights to limit the number of shares in such registration.

Further, a majority of the holders of Registrable Securities may require Commtouch to register all or any portion of their Registrable Securities on Form F-3 when such form becomes available to Commtouch, subject to certain conditions and limitations. All expenses incurred in connection with all registrations (other than fees, expenses and disbursements of counsel retained by the holders of the Registrable Shares, and underwriters' and brokers' discounts and commissions) will be borne by Commtouch.

The registration rights described in the preceding three paragraphs expire five years after the closing date of our initial public offering.

In addition, the Company granted registration rights to Go2Net, Vulcan Ventures and Microsoft pursuant to which their holdings in the Company (including the warrant issued to Go2Net) were registered on January 7, 2000.

Access to Information

We file reports with the Israeli Registrar of Companies regarding our registered address, our registered capital, our shareholders of record and the number of shares held by each, the identity of the directors and details regarding security interests on our assets. In addition, Commtouch must file with the Israeli Registrar of Companies its Articles of Association and a copy of any special resolution adopted by a general meeting of shareholders. The information filed with the Registrar of Companies is available to the public. In addition to the information available to the public, our shareholders are entitled, upon request, to review and receive copies of all minutes of meetings of our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Wells Fargo Minnesota N.A.


                         SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our ordinary shares in the public market, or the possibility of these sales occurring, could adversely affect prevailing market prices for our ordinary shares or our future ability to raise capital through an offering of equity securities. As of June 30, 2000 we had 20,198,028 ordinary shares outstanding (assuming the issuance of 415,802 ordinary shares upon the assumed net exercise at an assumed share price of $20.19 per share of the in-the-money warrant to purchase 1,136,000 ordinary shares issued to Go2Net at an exercise price of $12.80 per share and assuming the issuance of 104,246 ordinary shares issuable upon exercise of options granted to executive officers and directors within 60 days of June 30, 2000 at a weighted average exercise price of $12.05 per share.). The 3,450,000 ordinary shares sold in our initial public offering and the 1,344,086 ordinary shares and the warrant exercisable for 1,136,000 ordinary shares of Go2Net and Vulcan Ventures, as well as the 707,965 ordinary shares of Microsoft, are freely tradable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act.

The remaining ordinary shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

Shares Subject to Restrictions

In addition to the restrictions imposed by the securities laws, 863,780 restricted shares were issued to certain Commtouch employees under agreements which give Commtouch Inc. a repurchase option on any unvested shares. The repurchase option lapses ratably over time. As of June 30, 2000, approximately 347,380 ordinary shares are subject to repurchase.

Shares Subject to Restriction under Rule 144

Most of the restricted shares are subject to certain volume and other resale restrictions pursuant to Rule 144 because the holders are affiliates of Commtouch. In general, under Rule 144, an affiliate of Commtouch, or a person (including a group of related persons whose shares must be aggregated under the Rule) who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of

         o 1% of the then outstanding ordinary shares (approximately 201,980 shares immediately following completion of the offering, assuming net exercise of the Go2Net warrant upon the assumptions noted above), or

         o the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission.

Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about Commtouch. A person who was not an affiliate of Commtouch for 90 days before the sale and who has beneficially owned the shares for at least two years may sell under Rule 144(k) without regard to the above limitations.

Registration Rights

Some of our shareholders have contractual rights which require us to register their shares with the Commission. Pursuant to the registration rights of Go2Net, Vulcan Ventures and Microsoft, the Company filed a registration statement which became effective on January 7, 2000. In addition, the holders of an additional approximately 4,516,040 ordinary shares have registration rights under certain circumstances.

Shares Under Employee Benefit Plans

On January 20, 2000, we filed a Form S-8 registration statement under the Securities Act to register 5,400,000 ordinary shares issuable in connection with option exercises and shares reserved for issuance under all stock plans and agreements as well as 150,000 ordinary shares under the Company's Employee Stock Purchase Plan which the Company may issue to employees from time to time. The Company also may issue employee and director stock options from time to time. Such options are subject to vesting periods after which the shares may be resold by the holders, subject to Rule 144 limitations if the holder is an affiliate. Of 3,307,491 options issued, 230,197 option shares were vested and unexercised as of June 30, 2000 and 1,189,372 options had been exercised. The Company will file another Form S-8 registration statement to register an additional 250,000 of our ordinary shares, reserved for issuance under the Company's director stock option plan, as approved by our shareholders on August 10, 2000.


                              PLAN OF DISTRIBUTION

We may sell ordinary shares through underwriters, dealers or agents, directly to one or more purchasers, or by means of both of these methods. We may distribute ordinary shares from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to these prevailing market prices, or at negotiated prices.

Regardless of the method we use to sell our ordinary shares, we will provide a prospectus or prospectus supplement pursuant to Rule 424(b) under the Securities Act of 1933 (the "Securities Act") that will disclose:

         o the identity of any underwriters, dealers, agents or investors who purchase ordinary shares, as required;

         o the number of shares sold, the public offering price and consideration paid, and the proceeds we will receive from the sale;

         o the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents;

         o        the  terms  of  any   idemnification   provisions,   including
                  indemnification from liabilities under the federal securities laws; and

         o any other material terms of the distribution of the ordinary shares.

Use of Underwriters and Agents

Only underwriters named in a prospectus or prospectus supplement, if any, are underwriters of the ordinary shares offered with that prospectus or prospectus supplement. If underwriters are used in the sale, they will acquire the ordinary shares for their own account and may resell the ordinary shares from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the ordinary shares to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the ordinary shares offered by the prospectus supplement in which they are named, if any. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may sell the ordinary shares through agents we designate from time to time. We will name any agent involved in the offering and sale of ordinary shares and in the prospectus supplement we will describe any commissions we will pay the agent. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase the ordinary shares from us pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will list the public offering price for any such shares and describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in a prospectus supplement.

In connection with the sale of the ordinary shares offered by this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the ordinary shares for whom they may act as agents, in the form of discounts, concessions or commissions. Agents and underwriters may engage in transactions with us, or perform services for us, in the ordinary course of business.

Sales Directly to Purchasers

We may enter into agreement directly with one or more purchasers. Such agreements may provide for the sale of our ordinary shares at a fixed price, based on the market price of the ordinary shares or otherwise. Alternatively, such agreement may provide for the sale of ordinary shares over a period of time by means of draw downs at our election which the purchaser would be obligated to accept under specified conditions. Under this form of agreement, we may sell ordinary shares at a per share purchase price which is discounted from the market price. Such agreement may also provide for sales of ordinary shares based on combinations of or variations from these methods.

Deemed Underwriters

The underwriters, dealers, agents or purchasers that participate in the distribution of the ordinary shares may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the ordinary shares may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the ordinary shares received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934 (the "Exchange Act").

Underwriters  or  purchasers  that  would  be  deemed   underwriters  under  the
Securities Act, and their pledgees, donees, transferees and other subsequent owners, may offer the ordinary shares at various times in the over-the-counter market or in privately negotiated transactions, at a fixed price or prices (which may be changed from time to time), prevailing market prices at the time of sale, at prices related to those prevailing market prices, or at negotiated prices. These sales may be made according to one or more of the following methods:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o block trades in which the broker or dealer so engaged will attempt to sell the ordinary shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus, including resale to another broker or dealer;

         o        exchange distributions under the rules of the exchange;

         o negotiated transactions between sellers and purchasers without a broker-dealer; and

         o        by writing options.

These underwriters or purchasers may also sell the ordinary shares under Rule 144, instead of under this prospectus, if Rule 144 is available for those sales.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the ordinary shares in the market. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person to engage in market-making activities with respect to the ordinary shares.

Expenses Associated with Registration

We are paying substantially all of the expenses of registering the ordinary shares under the Securities Act and of compliance with blue sky laws, including registration and filing fees, printing and duplication expenses, administrative expenses, Israeli Stamp duty and our legal and accounting fees. We estimate these expenses to be approximately $1,034,507.

Indemnification and Contribution

We may provide agents, underwriters or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or purchasers may make with respect to such liabilities.

                                  LEGAL MATTERS

Certain legal matters with respect to United States law are being passed upon for Commtouch by McCutchen, Doyle, Brown & Enersen, LLP, San Francisco, California. The validity of the ordinary shares offered hereby is being passed upon for Commtouch by Naschitz, Brandes & Co., Tel-Aviv, Israel. The partners of Naschitz, Brandes & Co. and McCutchen, Doyle, Brown & Enersen, LLP beneficially own, in the aggregate, less than 1% of the outstanding shares of the Company.


                                     EXPERTS

Kost, Forer & Gabbay, a member of Ernst & Young International, independent auditors, have audited our consolidated financial statements included in our Annual report on Form 20-F for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Kost, Forer and Gabbay's report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-3 with the SEC for the shares we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We are required to file annual and special reports and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060. Information contained on the Commtouch websites does not constitute part of this prospectus.

We are subject to certain of the informational requirements of the Exchange Act. We, as a "foreign private issuer," are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations and our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of ordinary shares. In addition, we are not required to file quarterly reports or to file annual and current reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the Securities and Exchange Commission, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements that will be examined and reported on, with an opinion expressed by an independent accounting firm, as well as quarterly reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year, within 60 days after the end of each such quarter.


                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the Commission. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus or by information we file with the Commission in the future.

The following documents are incorporated by reference:



         (a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 1999 as amended by Amendment Nos. 1, 2 and 3;

         (b) Our reports on Form 6-K for the quarters ended March 31 and June 30, 2000 as amended by Amendment No. 1 (as to June 30 report) and our report on Form 6-K dated November 2, 2000; and


         (c) The description of our ordinary shares contained in the registration statement under the Exchange Act on Form 8-A as filed with the Commission on June 25, 1999, and any subsequent amendment or report filed for the purpose of updating this description.


In addition, all subsequent annual reports filed on Form 20-F prior to the termination of this offering are incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K by stating in those Forms that they are being incorporated by reference into this prospectus.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus has been delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a document states that one of its exhibits is incorporated into the document itself). Such requests should be directed to James E. Collins, Chief Financial Officer, c/o Commtouch Inc., 2029 Stierlin Court, Mountain View, California 94043-4655. Our corporate website address is http://www.commtouch.com. The information on our website is not intended to be a part of this prospectus.

                       ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel, and most of our directors and many of the executive officers and the Israeli experts named herein are not residents of the United States and substantially all of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and executive officers or the Israeli experts named herein and enforcement of judgments obtained in the United States against us, and our directors and executive officers, or the Israeli experts named herein, may be difficult to obtain within the United States. Commtouch Inc. is the U.S. agent authorized to receive service of process in any action against us arising out of this offering or any related purchase or sale of securities. We have not given consent for this agent to accept service of process in connection with any other claim.

We have been informed by our legal counsel in Israel, Naschitz, Brandes & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act or the Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

         o the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

         o        the judgment is no longer appealable,

         o the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

         o        the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if (i) the judgment was obtained by fraud, (ii) there was no due process, (iii) the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel, (iv) the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or (v) at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel. Judgments rendered or enforced by Israeli courts will generally be payable in Israeli currency. Judgment debtors bear the risk associated with converting their awards into foreign currency, including the risk of unfavorable exchange rates.

                            4,000,000 Ordinary Shares

                             COMMTOUCH SOFTWARE LTD.




                           ---------------------------

                                   PROSPECTUS

                           ---------------------------





                            __________________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the Company (the "Registrant") in connection with the offering of the securities being registered other than the underwriting discounts and commissions. All of the amounts are estimates except for the SEC registration fee and the Nasdaq National Market filing fee.

    SEC registration fee..............................     $   20,757
    Nasdaq National Market filing fee.................         17,500
    Blue Sky fees and expenses........................         10,000
    Printing and engraving expenses...................         50,000
    Israeli Stamp Duty................................        786,250
    Legal fees and expenses...........................         50,000
    Accounting fees and expenses......................         50,000
    Transfer agent and registrar fees and expenses....         10,000
    Miscellaneous expenses............................         40,000
                                                           ----------
      Total...........................................     $1,034,507
                                                           ==========


Item 15. Indemnification of Directors and Officers.

Israeli law permits a company to insure an Office Holder in respect of liabilities incurred by him or her as a result of the breach of his or her duty of care to the company or to another person, or as a result of the breach of his or her fiduciary duty to the company, to the extent that he or she acted in good faith and had reasonable cause to believe that the act would not prejudice the company. A company can also insure an Office Holder for monetary liabilities as a result of an act or omission that he or she committed in connection with his or her serving as an Office Holder. Moreover, a company can indemnify an Office Holder for (a) monetary liability imposed upon him or her in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator's decision approved by a court and (b) reasonable litigation expenses, including attorneys' fees, actually incurred by him or her or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of the company or other persons, or in connection with a criminal action which does not require criminal intent in which he or she was convicted, in each case in connection with his or her activities as an Office Holder.

Our Articles of Association allow us to insure and indemnify Office Holders to the fullest extent permitted by law provided such insurance of indemnification is approved by our Audit Committee. Pursuant to these provisions, we have in effect insurance policies in the amount of US $25 million covering our directors and officers.

Certain members of our management team are officers of our subsidiary, Commtouch Inc., a California Corporation, or reside in California. The Articles of Incorporation of Commtouch Inc. provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that the corporation is authorized to provide for the indemnification of agents of the corporation, as defined in
Section 317 of the California General Corporation Law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

With  respect to all  proceedings  other than  shareholder  derivative  actions,
Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless such indemnification is approved by the court; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by
Section 317, a corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred in connection with the proceeding.

Item 16. Exhibits.

The exhibits to this registration statement are incorporated by reference as described in Exhibit Index filed herewith.

Item 17. Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any other material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, state of California, on December 12, 2000.


                                               COMMTOUCH SOFTWARE LTD.

                                               By:  /S/ JAMES E. COLLINS
                                                    ----------------------------
                                                    James E. Collins
                                                    Chief Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Name                                      Title                            Date
              ----                                      -----                            ----
         /S/ GIDEON MANTEL               Chief Executive Officer and Director    December 12, 2000
-----------------------------------         (Principal Executive Officer)
            Gideon Mantel


        /s/ JAMES E. COLLINS                    Chief Financial Officer          December 12, 2000
-----------------------------------         (Principal Financial Officer)
          James E. Collins


         /s/ DEVYANI PATEL                            Controller                 December 12, 2000
-----------------------------------
           Devyani Patel


        /s/ ALLAN C. BARKAT                            Director                  December 12, 2000
-----------------------------------
          Allan C. Barkat


          /s/ CAROLYN CHIN                             Director                  December 12, 2000
-----------------------------------
            Carolyn Chin


           /s/ YAIR SAFRAI                             Director                  December 12, 2000
-----------------------------------
             Yair Safrai


         /s/ THOMAS CALANDRA                           Director                  December 12, 2000
-----------------------------------
           Thomas Calandra


        /s/ RICHARD SORKIN                             Director                  December 12, 2000
-----------------------------------
          Richard Sorkin


       /s/ JAMES E. COLLINS                      Attorney-in-fact and            December 12, 2000
-----------------------------------         Authorized U.S. Representative
          James E. Collins

                                  Exhibit Index

Exhibit
 Number                     Description of Document
-------        -----------------------------------------------------------------

3.1            Memorandum of Association of the Registrant.(1)

3.2            Articles of Association of the Registrant.(6)

4.1            Specimen Certificate of Ordinary Shares.(1)

4.2 Amended and Restated Registration Rights Agreement dated as of April 19, 1999.(1)

4.2.1 Amendment No. 1 to Amended and Restated Registration Rights Agreement dated as of December 29, 1999.(4)

4.2.2 Amendment No. 2 to Amended and Restated Registration Rights Agreement dated as of March 10, 2000.(5)

4.3 Form of Tag-Along Rights (Right of First Refusal and Co-Sale) Agreement dated as of December 23, 1998.(1)

4.4            Form of Drag-Along Letter dated as of April 15, 1999.(1)

5.1 Opinion of Naschitz, Brandes & Co., Israeli counsel to the Registrant, as to certain legal matters with respect to the legality of the shares.

10.1 Registrant's 1996 CSI Stock Option Plan and forms of agreements thereunder.(1)

10.2           Registrant's   form  of  Stock  Option   Agreement   for  Israeli
               Employees.(1)

10.3 Registrant's 1999 Stock Option Plan and form of agreement thereunder.(1)

10.4           Commtouch  Software Ltd. 1999 Nonemployee  Directors Stock Option
               Plan.(1)

10.4.1 Amendment to Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan.(7)

10.5 Commtouch Software Ltd. 1999 Employee Stock Purchase Plan and forms thereunder.(1)

10.6 Sublease between ASCII of America, Inc. and Commtouch for Commtouch's offices in Santa Clara, California, dated December 16, 1998.(1)

10.7 Lease between DeAnza Building and Commtouch for Commtouch's offices in Sunnyvale, California, dated February 5, 1996, as amended.(1)

10.8 Form of Letter Agreement between the Registrant and U.S. Bancorp Piper Jaffray.(2)

10.9 Form of Customized Web-based Email Service Agreement by and between Go2Net, Inc. and the Registrant.(3)

10.9.1 Form of Share Warrant for Go2Net, Inc. to purchase ordinary shares of the Registrant.(3)

10.9.2 Form of Share Warrant for Microsoft Corporation to purchase ordinary shares of the Registrant dated October 26, 1999.(4)

10.9.3         Amendment  dated  December 29, 1999 to Form of Share  Warrant for
               Microsoft   Corporation  to  purchase   ordinary  shares  of  the
               Registrant.(4)

10.9.4 Lockup Agreement between the Registrant and Microsoft Corporation dated December 29, 1999.(4)

10.10 Form of Share Purchase Agreement by and among the Registrant, Go2Net, Inc. and Vulcan Ventures Incorporated.(3)

10.10.1        Form  of   Registration   Rights   Agreement  by  and  among  the
               Registrant, Go2Net, Inc. and Vulcan Ventures Incorporated.(3)

10.10.2 Form of Letter Agreement between the Registrant and Selling Securityholders extending deadline for SEC registration.(4)

21.1           Subsidiaries of the Registrant.(1)


23.1           Consent of Kost, Forer & Gabbay, independent auditors.*


23.2           Consent of Naschitz, Brandes & Co. (contained in Exhibit 5.1)

23.3           Consent of McCutchen, Doyle, Brown & Enersen, LLP.

24.1 Power of Attorney of directors and certain officers of the Registrant.

99.1           Press Release of the Registrant, dated July 7, 1999.(2)

99.2           Memorandum of Understanding between the Registrant,  Go2Net, Inc.
               and Vulcan Ventures Incorporated, dated July 7, 1999.(2)

------------

(1) Incorporated by reference to similarly numbered exhibit in Amendment No. 1 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-78531.

(2) Incorporated by reference to similarly numbered exhibit in Amendment No. 4 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-78531.

(3) Incorporated by reference to similarly numbered exhibit in Amendment No. 5 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-78531.

(4) Incorporated by reference to similarly numbered exhibit in Amendment No. 1 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-89773.


(5) Incorporated by reference to similarly numbered exhibit in Amendment No. 2 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-89773, filed March 28, 2000.

(6) Incorporated by reference to Exhibit 2 to Report on Form 6-K for the month of August 2000.

(7) Incorporated by reference to Exhibit 3 to Report on Form 6-K for the month of August 2000.


* Filed herewith. All other exhibits previously filed or incorporated by reference.